EXHIBIT 99.1

Alta Mesa Announces Second Quarter 2016 Financial Results and Operational Update

HOUSTON, Aug. 11, 2016 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the second quarter of 2016 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for the quarter include the following:

  Production totaled 1.8 MMBOE, or 20 MBOE per day
  Sooner Trend STACK Q2-2016 production averaged 12,300 BOE per day
  Production Cost per BOE is down 10% vs Q2-2015
  Net Loss in Q2-2016 totaled $70.2 million
  Adjusted EBITDAX in Q2-2016 totaled $64.0 million

Net Loss

Net loss in the second quarter of 2016 was $70.2 million, compared to a net loss of $39.5 million in the second quarter of 2015. The difference in net loss between the two periods is primarily due to lower revenue as a result of lower commodity prices, the change in commodity derivative contracts and higher impairment expense, partially offset by increased production, lower production costs, lower exploration expense and lower depreciation depletion and amortization expense.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization and exploration costs (“Adjusted EBITDAX”) in the second quarter of 2016 was $64.0 million, compared to $65.1 million in the second quarter of 2015.This was above the previously provided guidance for Q2-2016 of $61 to $63 million. Adjusted EBITDAX in the second quarter of 2016 includes the settlement of approximately $37 million of oil and natural gas derivative contracts prior to contract expiry. The change in Adjusted EBITDAX between the two periods was due to lower commodity prices, partially offset by increased production, lower lease operating expense and lower production taxes. Adjusted EBITDAX for the third quarter of 2016 is expected to range between $36 and $38 million. Adjusted EBITDAX is a Non-GAAP financial measure and is described in the attached table under “Non-GAAP Financial Information and Reconciliation.”

Production

Production volumes in the second quarter of 2016 totaled 1.8 MMBOE, or an average of approximately 20,200 BOE per day, compared to 1.7 MMBOE or approximately 19,000 BOE per day in the second quarter of 2015. Production in the second quarter was within the previously provided guidance for Q2-2016 of 19,000 to 21,000 BOE per day. The Company’s total production mix was 69% oil and natural gas liquids (81% oil, 19% liquids), and 31% natural gas for the second quarter 2016. Production in the second quarter of 2016 in the Company’s Sooner Trend STACK play averaged approximately 12,300 BOE per day, up approximately 45% compared to 8,500 BOE per day in the second quarter of 2015. Total Company production for the third quarter of 2016 is expected to average between 22,000 to 24,000 BOE per day.

Revenue and Hedge Activity

Revenue from the sale of oil, natural gas and natural gas liquids in the second quarter of 2016 before the effects of commodity derivative contracts totaled $53.7 million as compared to $71.5 million in the second quarter of 2015. The variance in revenues between the two periods was primarily due to lower commodity prices, offset in part by slightly higher production. The settlement of derivative contracts totaled $40.8 million and $24.7 million in the second quarter of 2016 and 2015, respectively and included crude oil hedge settlements ahead of contract expiry of $34.4 million and natural gas hedge settlements ahead of contract expiry of $2.4 million during the second quarter of 2016. Alta Mesa has an active hedging program and as of June 30, 2016, had approximately 69% of its forecasted PDP production hedged through 2019 at average annual floor prices ranging from $2.88 per MMBtu to $4.50 per MMBtu for natural gas and $49.65 per Bbl to $67.05 per Bbl for oil.

Production Cost

Production costs, which includes lease operating expense, production and ad valorem taxes and workover expenses, in the second quarter of 2016 were $18.8 million compared to $19.7 million in the second quarter of 2015. On a per unit of production basis, production cost in the second quarter 2016 was $10.23 per BOE compared to $11.41 per BOE in the second quarter of 2015. The difference in production costs between the two periods is due in part to the decline in production taxes, resulting from lower oil revenues and decreased compression expense and salt water disposal, partially offset by an increase in field services and marketing and gathering expense.

Depreciation, Depletion and Amortization Expense

Depreciation, depletion and amortization expense in the second quarter of 2016 was $22.9 million compared to $38.2 million in the second quarter of 2015. On a per unit of production basis, depreciation, depletion and amortization expense in the second quarter of 2016 was $12.50 per BOE compared to $22.16 per BOE in the second quarter of 2015.

General and Administrative Expense

General and administrative expense in the second quarter of 2016 was $12.1 million, compared to $12.0 million in the second quarter of 2015. The slight increase in general and administrative expense between the two periods is primarily due to an increase in legal fees and credit facility arrangement fees offset by a decrease in salary, benefits and performance bonuses and a decrease in accrued legal settlement expenses. On a per unit basis, general and administrative expenses were $6.58 per BOE and $6.93 per BOE in the second quarters of 2016 and 2015, respectively.

Operational Highlights

STACK Play in Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend in Oklahoma are concentrated in and around large, contiguous acreage blocks with multiple productive zones at depths generally between 4,000 feet and 8,000 feet. Activity in these fields is focused on the continued implementation of a multi-year, multi-rig program to develop several pay zones with horizontal drilling and multi-stage hydraulic fracturing of the Mississippian age Osage, Meramec and Manning zones; the Pennsylvanian Oswego; and the definition of similar exploitation opportunities in the Woodford Shale, Hunton Lime, and other formations. The Company has increased its acreage position in the Sooner Trend both within, and contiguous with, its legacy acreage position which is currently over 92,000 net acres.   As of June 30, 2016, the Company had four drilling rigs operating in this area with plans to potentially add one additional rig during 2016. In the second quarter of 2016, the Company completed 18 horizontal wells in the Osage formation. Six of the completed wells for the second quarter of 2016 were part of the Company’s Joint Development Agreement with BCE-Stack Development LLC (BCE).  Alta Mesa had 21 horizontal wells in progress as of the end of the second quarter of 2016, 11 of which were drilled as part of the BCE Joint Development Agreement. Six of the 21 horizontal wells in progress as of June 30, 2016 were on production subsequent to the end of the second quarter. Production during the second quarter of 2016 was approximately 12,300 BOE per day (73% oil and natural gas liquids), up 45% compared to approximately 8,500 BOE per day for the second quarter of 2015.

Weeks Island Area, Louisiana:

Alta Mesa’s assets in this area are comprised of the Weeks Island field, located in Iberia Parish and the Cote Blanche Island field in St. Mary Parish. Each of these is a historically-prolific oil field with multiple stacked pay zones that are structurally and stratigraphically trapped around a piercement salt dome, which the Company believes offer significant future opportunities for added production and reserves. Average daily production for the second quarter of 2016 was approximately 3,900 BOE per day, of which 90% was oil.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, August 11, 2016. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time. A webcast of the call and any related materials will be available on Alta Mesa’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID #10091246.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Our core properties are located in Oklahoma and Louisiana. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa’s strategy, future operations, financial position, potential alternative debt transactions, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa’s: business strategy; negotiations regarding and status of potential alternative debt transactions reserves quantities and the present value of its reserves; financial strategy, liquidity and capital required for its development program;  future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing its properties; liquidity and access to capital; uncertainty regarding its future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.  Prices for oil or gas began a severe decline in the third quarter of 2014 and remain depressed as of the date of this press release. Prices are currently below the average calculated for 2015, and sustained lower prices will cause the twelve-month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$43,843	$60,212	$75,087	$109,644
Natural gas	5,796	8,181	10,487	16,422
Natural gas liquids	4,010	3,141	6,115	5,817
Other revenues	174	221	301	414
Total operating revenues	53,823	71,755	91,990	132,297
Gain on sale of assets	1,083	25	3,731	159
Gain (loss) on derivative contracts	(38,293)	(15,160)	(27,478)	11,599
Total operating revenues and other	16,613	56,620	68,243	144,055
OPERATING EXPENSES
Lease and plant operating expense	14,924	15,494	33,464	33,888
Production and ad valorem taxes	2,731	4,264	5,126	8,537
Workover expense	1,118	(67)	2,515	3,255
Exploration expense	3,428	5,833	6,714	30,341
Depreciation, depletion, and amortization expense	22,931	38,247	44,424	78,972
Impairment expense	11,555	4,311	13,319	77,361
Accretion expense	536	456	1,075	1,000
General and administrative expense	12,076	11,963	22,259	29,659
Total operating expenses	69,299	80,501	128,896	263,013
LOSS FROM OPERATIONS	(52,686)	(23,881)	(60,653)	(118,958)
OTHER INCOME (EXPENSE)
Interest expense	(17,672)	(15,306)	(34,067)	(29,615)
Interest income	227	254	433	429
Total other income (expense)	(17,445)	(15,052)	(33,634)	(29,186)
LOSS BEFORE STATE INCOME TAXES	(70,131)	(38,933)	(94,287)	(148,144)
Provision for state income taxes	106	576	107	576
NET LOSS	$(70,237)	$(39,509)	$(94,394)	$(148,720)

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2016	2015
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,447	$8,869
Short-term restricted cash	122,040	105
Accounts receivable, net of allowance of $909 and $1,402, respectively	34,038	27,111
Other receivables	4,149	18,526
Receivables due from affiliate	2,668	1,053
Prepaid expenses and other current assets	6,918	4,774
Derivative financial instruments	3,802	62,631
Total current assets	183,062	123,069
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	556,722	525,942
Other property and equipment, net	9,980	11,097
Total property and equipment, net	566,702	537,039
OTHER ASSETS
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	1,566	1,199
Notes receivable due from affiliate	9,591	9,213
Advances to operators	955	37
Deposits and other long-term assets	2,004	1,333
Derivative financial instruments	17,330	41,635
Total other assets	40,446	62,417
TOTAL ASSETS	$790,210	$722,525
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$91,635	$84,002
Asset retirement obligations	—	729
Derivative financial instruments	8,632	—
Total current liabilities	100,267	84,731
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	58,814	60,491
Long-term debt, net	861,498	717,775
Notes payable to founder	26,348	25,748
Derivative financial instruments	1,702	—
Other long-term liabilities	13,024	10,829
Total long-term liabilities	961,386	814,843
TOTAL LIABILITIES	1,061,653	899,574
Commitments and Contingencies (Note 9)
PARTNERS' DEFICIT	(271,443)	(177,049)
TOTAL LIABILITIES AND PARTNERS' DEFICIT	$790,210	$722,525

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94,394)	$(148,720)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, and amortization expense	44,424	78,972
Impairment expense	13,319	77,361
Accretion expense	1,075	1,000
Amortization of deferred financing costs	1,965	1,513
Amortization of debt discount	255	255
Dry hole expense	215	18,994
Expired leases	2,435	517
Loss (gain) on derivative contracts	27,478	(11,599)
Settlements of derivative contracts	65,991	58,456
Interest converted into debt	600	599
Interest on notes receivable	(378)	(347)
(Gain) on sale of assets	(3,731)	(159)
Changes in assets and liabilities:
Restricted cash	(121,935)	—
Accounts receivable	(6,927)	6,442
Other receivables	14,377	2,450
Receivables due from affiliate	(1,615)	(2,838)
Prepaid expenses and other non-current assets	(3,951)	(9,784)
Settlement of asset retirement obligation	(741)	(1,275)
Accounts payable, accrued liabilities, and other long-term liabilities	14,619	10,598
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(46,919)	82,435
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(94,997)	(141,806)
Proceeds from sale of property	1,358	25,500
Investment in restricted cash related to property divestiture	—	24,588
NET CASH USED IN INVESTING ACTIVITIES	(93,639)	(91,718)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	141,935	185,500
Repayments of long-term debt	—	(160,934)
Additions to deferred financing costs	(799)	(4,293)
Capital distributions	—	(3,810)
NET CASH PROVIDED BY FINANCING ACTIVITIES	141,136	16,463
NET INCREASE IN CASH AND CASH EQUIVALENTS	578	7,180
CASH AND CASH EQUIVALENTS, beginning of period	8,869	1,349
CASH AND CASH EQUIVALENTS, end of period	$9,447	$8,529
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$31,071	$26,435
Cash paid during the period for state taxes	$422	$750
Change in asset retirement obligations	$577	$110
Change in accruals or liabilities for capital expenditures	$(4,869)	$(32,115)

Below is a table of average prices received by the Company, with and without the effect of derivative contract settlements.

Average Prices excluding derivative contract settlements	Q2-2016
Natural Gas (per Mcf)	$1.69
Oil (per Bbl)	43.12
Natural Gas Liquids (per Bbl)	16.30
Combined (per BOE)	29.24
Average Prices including derivative contract settlements	Q2-2016
Natural Gas (per Mcf)	$2.64
Oil (per Bbl)	80.03
Natural Gas Liquids (per Bbl)	16.11
Combined realized (per BOE)	51.45

Non-GAAP Financial Information and Reconciliation

Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, gain/loss on sale of assets and the non-cash portion of gain/loss on oil and natural gas derivative contracts. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure. The following table sets forth a reconciliation of net loss as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (unaudited, dollars in thousands):

	Three Months Ended
	June 30,
	2016	2015
Net loss	$(70,237)	$(39,509)
Adjustments to net loss:
Provision for income taxes	106	576
Interest expense	17,672	15,306
Exploration expense	3,428	5,833
Depreciation, depletion and amortization	22,931	38,247
Impairment expense	11,555	4,311
Accretion expense	536	456
(Gain)/Loss on sale of assets	(1,083)	(25)
(Gain)/Loss – oil & natural gas derivative contracts	79,056	39,903

Adjusted EBITDAX	$63,964	$65,098

FOR MORE INFORMATION, CONTACT:
Lance L. Weaver (281) 943-5597 lweaver@altamesa.net